Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Citigroup Inc.:

We consent to the incorporation by reference in the Prospectus included as part of the Registration Statement on Amendment No. 1 to Form S-4, relating to the Offer to Exchange shares of Common Stock of Nikko Cordial Corporation for shares of Common Stock of Citigroup Inc., of our reports dated February 23, 2007, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2006 and 2005, the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2006 and 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, and to the reference to our firm under the heading “Experts” in the Prospectus. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes in 2006, in Citigroup’s methods of accounting for defined benefit pensions and other postretirement benefits, stock-based compensation, certain hybrid financial instruments and servicing of financial assets, and in 2005, Citigroup changed its method of accounting for conditional asset retirement obligations associated with operating leases.

/s/ KPMG LLP

New York, New York

November 13, 2007